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                                                                    Exhibit 99.1


NEWS RELEASE

  MARVELL(R) ANNOUNCES SHAREHOLDER APPROVAL OF AN INCREASE IN AUTHORIZED SHARE
                    CAPITAL TO ALLOW FOR 2 FOR 1 STOCK SPLIT

SUNNYVALE, CALIFORNIA, (JUNE 1, 2004) -- Marvell(R) Technology Group Ltd. (NASDAQ: MRVL), a technology leader in the development of extreme broadband communications and storage solutions, announced today that at its May 28, 2004 Annual General Meeting its shareholders approved an increase in the Company's authorized capital in order to allow a two for one stock split of the Company's common stock to be paid in the form of a 100% stock dividend. The stock split was previously approved by Marvell's Board of Directors on February 25, 2004, and was subject to shareholder approval of an increase in the Company's authorized share capital. Stock certificates representing one additional share for each share held will be delivered on or about June 28, 2004 (payment date) to all shareholders of record at the close of business on June 14, 2004 (record date).

ABOUT MARVELL
Marvell (NASDAQ: MRVL) is the leading global semiconductor provider of complete broadband communications and storage solutions. The Company's diverse product portfolio includes switching, transceiver, communications controller, wireless, and storage solutions that power the entire communications infrastructure, including enterprise, metro, home, and storage networking. As used in this release, the terms "Company" and "Marvell" refer to Marvell Technology Group Ltd. and its subsidiaries, including Marvell Semiconductor, Inc. (MSI), Marvell Asia Pte Ltd. (MAPL), Marvell Japan K.K., Marvell Taiwan Ltd., Marvell International Ltd. (MIL), Marvell U.K. Limited, Marvell Semiconductor Israel Ltd. (MSIL), RADLAN Computer Communications Ltd., and SysKonnect GmbH. MSI is headquartered in Sunnyvale, Calif., and designs, develops and markets products on behalf of MIL and MAPL. MSI may be contacted at (408) 222-2500 or at www.marvell.com.

Marvell(R) and the Marvell logo are trademarks of Marvell. All other trademarks are the property of their respective owners.

Media Contact
Name: Mike Tate
Title: Treasurer
Tel: 408.222.2500
E-mail: mtate@marvell.com